EXHIBIT 10.1

AGREEMENT BY AND BETWEEN

First Federal Savings Bank of Kentucky

Frankfort, Kentucky

and	AA-CE-2024-62

The Office of the Comptroller of the Currency

First Federal Savings Bank of Kentucky, Frankfort, Kentucky (“Bank”) and the Office of the Comptroller of the Currency (“OCC”) wish to assure the safety and soundness of the Bank and its compliance with laws and regulations.

The Comptroller of the Currency (“Comptroller”) has found unsafe or unsound practices, including those relating to strategic planning and budgeting, succession planning, liquidity risk management, and interest rate risk management.

Therefore, the OCC, through the duly authorized representative of the Comptroller, and the Bank, through its duly elected and acting Board of Directors (“Board”), hereby agree that the Bank shall operate at all times in compliance with the following:

ARTICLE I

JURISDICTION

(1) The Bank is an “insured depository institution” as that term is defined in 12 U.S.C. § 1813(c)(2).

(2) The Bank is a Federal savings association within the meaning of 12 U.S.C. § 1813(q)(1)(C), and is chartered and examined by the OCC. See 12 U.S.C. §§ 1461 et seq., 5412(b)(2)(B).

(3) The OCC is the “appropriate Federal banking agency” as that term is defined in 12 U.S.C. § 1813(q).

ARTICLE II

COMPLIANCE COMMITTEE

(1) Within thirty (30) days of the date of this Agreement, the Board shall appoint a Compliance Committee of at least three (3) members of which a majority shall be directors who are not employees or officers of the Bank or any of its subsidiaries or affiliates. The Board shall submit in writing to the Assistant Deputy Comptroller (“ADC”) the names of the members of the Compliance Committee within ten (10) days of their appointment. In the event of a change of the membership, the Board shall submit in writing to the ADC within ten (10) days the name of any new or resigning committee member. The Compliance Committee shall monitor and oversee the Bank’s compliance with the provisions of this Agreement. The Compliance Committee shall meet at least quarterly and maintain minutes of its meetings.

(2) Within thirty (30) days after the first quarter end following the date of this Agreement, and thereafter within thirty (30) days after the end of each quarter, the Compliance Committee shall submit to the Board a written evaluation of the Bank’s performance to the Agreement setting forth in detail:

(a)	a description of the corrective actions needed to achieve compliance with each Article, paragraph, and subparagraph of this Agreement;

(b)	the specific corrective actions undertaken to comply with each Article, paragraph, and subparagraph of this Agreement; and

(c)	the results and status of the corrective actions for each Article, paragraph, and subparagraph of this Agreement.

(3) Within forty-five (45) days after the first quarter end following the date of this Agreement, and thereafter within forty-five (45) days after the end of each quarter, the Board shall review the written evaluation and determine the corrective actions the Board will require management to take to address any identified shortcomings. The Board’s review of the evaluation and discussion of any required corrective actions to address any identified shortcomings shall be documented in the Board’s meeting minutes.

(4) Within sixty (60) days after the first quarter end following the date of this Agreement, and thereafter within sixty (60) days after the end of each quarter, the Board shall submit to the ADC a copy of the evaluation, as well as a detailed description of the corrective actions the Board will require management to take to address any identified shortcomings.

ARTICLE III

STRATEGIC PLAN

(1) Within ninety (90) days of the date of this Agreement, the Board shall submit to the ADC for review and prior written determination of no supervisory objection an acceptable revised written strategic plan for the Bank, covering at least a three (3) year period (“Strategic Plan”). The Strategic Plan shall establish objectives for the Bank’s overall risk profile, balance sheet mix, funding structure, interest rate risk, liquidity and capital adequacy, earnings performance, and asset and core deposit growth, together with strategies to achieve those objectives, and shall include at a minimum:

(a)	the specific strategic goals and objectives, with performance metrics, for the areas under paragraph (1) of this Article, including key financial indicators, risk tolerances, and timeframes for completion;

(b)	specific goals for demand deposit account (“DDA”) growth, including interim targets;

(c)	an assessment of the Bank’s strengths, weaknesses, opportunities, and threats that impact its strategic goals and objectives;

(d)	an evaluation of whether the Bank shall obtain third-party expertise to develop effective strategies to accomplish the strategic goals and objectives developed under paragraph (1) of this Article, including strategies to appropriately grow DDAs, restructure the loan portfolio, and increase fee income;

(e)	a comprehensive, realistic, supportable budget and projections for income; expenses, including allowance for credit loss provisions; and balance sheet mix that corresponds to the Strategic Plan’s goals and objectives;

(f)	policies and procedures to ensure significant budget variances, and their detailed explanations, are reported to the Board on a quarterly basis, with appropriate documentation of corresponding discussion in the Board minutes;

(g)	training necessary to accomplish identified strategic goals and objectives, including training to front-line staff and loan officers on appropriately cross selling DDAs;

(h)	an identification and prioritization of initiatives and opportunities, including timeframes that comply with the requirements of this Agreement; and

(i)	assigned roles, responsibilities, and accountability for the strategic planning process, including updating and amending the Strategic Plan.

(2) Within thirty (30) days following the Board’s receipt of the ADC’s written determination of no supervisory objection to the revised Strategic Plan or to any subsequent update or amendment to the Strategic Plan, the Board shall adopt and management, subject to Board review and ongoing monitoring, shall immediately implement and thereafter ensure adherence to the Strategic Plan. The Board shall review the effectiveness of the Strategic Plan and update the Strategic Plan to cover the next three (3) year period at least annually, no later than by April 15th each year, and more frequently if necessary or if required by the OCC in writing. The Board shall amend the Strategic Plan as needed or directed by the OCC. Any update or amendment to the Strategic Plan must be submitted to the ADC for review and prior written determination of no supervisory objection.

(3) Until the Strategic Plan required under this Article has been submitted by the Bank for the ADC’s review, has received a written determination of no supervisory objection from the ADC, and has been adopted by the Board, the Bank shall not significantly deviate from the products, services, asset composition and size, funding sources, structure, operations, policies, procedures, and markets of the Bank that existed immediately before the effective date of this Agreement without first obtaining the ADC’s prior written determination of no supervisory objection to such significant deviation.

(4) Following receipt of written determination of no supervisory objection from the ADC and adoption by the Board, the Bank may not initiate any action that significantly deviates from a Strategic Plan without a prior written determination of no supervisory objection from the ADC.

(5) Any request by the Bank for prior written determination of no supervisory objection to a significant deviation described in paragraphs (3) or (4) of this Article shall be submitted in writing to the ADC at least sixty (60) days in advance of the proposed significant deviation. Such written request by the Bank shall include an assessment of the effects of such proposed change on the Bank’s condition and risk profile, including a profitability analysis and an evaluation of the adequacy of the Bank’s organizational structure, staffing, management information systems, internal controls, and written policies and procedures to identify, measure, monitor, and control the risks associated with the proposed change.

(6) For the purposes of this Article, changes that may constitute a significant deviation include, but are not limited to, a change in the Bank’s markets, marketing strategies, products and services, underwriting practices and standards, asset composition and size, or funding strategy, any of which, alone or in the aggregate, may have a material effect on the Bank’s operations or financial performance; or any other changes in personnel, operations, or external factors that may have a material effect on the Bank’s operations or financial performance.

ARTICLE IV

SUCCESSION PLAN

(1) The Board shall ensure the Bank has competent management and staff in place to carry out the Bank’s policies, manage the day-to-day operations of the Bank in a safe and sound manner, and ensure compliance with applicable laws, regulations, and this Agreement.

(2) Within ninety (90) days of the date of this Agreement, the Board shall submit to the ADC for review and prior written determination of no supervisory objection an acceptable revised written succession plan for the Bank (“Succession Plan”). The Succession Plan shall be designed to promote adequate staffing and continuity of capable management and shall, at a minimum:

(a)	identify all critical management positions within the Bank and outline the key roles, responsibilities, and qualifications for each position;

(b)	identify and evaluate existing gaps in management knowledge, expertise, and staffing across the Bank;

(c)	outline plans, including timeframes, to address immediate, short-term, and long-term knowledge, expertise, and staffing gaps, as well as strategies to promote the development and retention of capable management, including, but not limited to:

(i)	addressing whether the Bank has internal expertise and development capabilities to fill vacancies in critical staff positions, including identifying potential succession candidates to fill immediate vacancies, or whether the Bank must resort to external recruitment; and

(ii)	outlining the process for preparing any internal successors to assume key positions, including timeframes for training these individuals to assume identified job responsibilities; and

(d)	specify roles, responsibilities, and accountability for the succession planning process, including amending the Succession Plan.

(3) Within thirty (30) days following the Board’s receipt of the ADC’s written determination of no supervisory objection to the revised Succession Plan or to any subsequent update or amendment to the Succession Plan, the Board shall adopt and Bank management, subject to Board review and ongoing monitoring, shall immediately implement and thereafter ensure adherence to the Succession Plan.

(4) The Board shall review the effectiveness of the Succession Plan and update the Succession Plan at least annually, no later than by April 15th each year, and more frequently if necessary or if required by the OCC in writing. The Board shall amend the Succession Plan as needed or directed by the OCC. Any update or amendment to the Succession Plan must be submitted to the ADC for review and prior written determination of no supervisory objection.

ARTICLE V

LIQUIDITY RISK MANAGEMENT

(1) Within thirty (30) days of the date of this Agreement, the Board shall adopt a revised written Liquidity Risk Management Program (“Liquidity Program”) for the Bank. The Liquidity Program shall provide for the identification, measurement, monitoring, and control of the Bank’s liquidity risk exposure, and shall emphasize the importance of cash flow projections, diversified funding sources, a cushion of highly liquid assets, robust liquidity stress testing scenario analyses, and a formal, well-developed contingency funding plan as primary tools for measuring and managing liquidity risk. Refer to the “Interagency Policy Statement on Funding and Liquidity Risk Management,” dated March 22, 2010, (OCC Bulletin 2010-13); the “Addendum to the Interagency Policy Statement on Funding and Liquidity Risk Management: Importance of Contingency Funding Plans,” dated July 28, 2023; and the “Liquidity,” booklet of the Comptroller’s Handbook, for guidance.

(2) In addition to the general requirements set forth above, the Bank’s Liquidity Program shall, at a minimum:

(a)	provide specific assigned accountability for development, execution, and oversight of liquidity risk management, including oversight by both the Board, or committee thereof, and Bank management;

(b)	include appropriate policies and procedures for identifying, measuring, monitoring, and controlling liquidity risk exposures, that include at a minimum:

(i)	assignment of accountability and processes for monitoring and managing intraday liquidity;

(ii)	procedures and reporting to assess the risks related to deposit runoff, rollovers, wholesale, and alternative funding sources; and

(iii)	reasonable limits to manage and control liquidity risk that are commensurate with the Bank’s complexity, business activities, and the Board’s risk appetite, that include at a minimum:

(1)	minimum levels of highly liquid assets;

(2)	limits or triggers on the structure of short-term and long- term funding of the Bank’s asset base;

(3)	limitations on funding concentrations and other strategies to ensure diversification of funding sources; and

(4)	limitations on contingent liabilities in aggregate and by individual category.

(c)	include a no less than monthly generated sources and uses report to identify appropriate funding sources to meet projected funding needs over a short- and intermediate-term horizon (i.e., 30-, 60-, 90-, and 180-days); and

(d)	include a no less than quarterly contingency funding plan that projects the Bank’s funding needs, including the development of cash flow projections under expected, adverse, moderately adverse, and severely adverse conditions, that at a minimum:

(i)	includes the identification of plausible stress events relating to internal and external events or circumstances, including systemic or market events, that could lead to a Bank liquidity crisis;

(ii)	determines how each identified stress event will affect the Bank’s ability to obtain funding needs under different levels of severity;

(iii)	has quantitative projections of expected funding needs and funding capacity based on realistic assessments of the behaviors of funding providers during stress events; and

(iv)	includes a provision for management processes, reporting, and internal as well as external communication throughout the stress event.

(3) The Board shall review the effectiveness of the Liquidity Program at least annually, no later than April 15th of each year, and more frequently if necessary or if required by the OCC in writing, and amend the Liquidity Program as needed or directed by the ADC in writing.

ARTICLE VI

INTEREST RATE RISK MANAGEMENT

(1) Within sixty (60) days of the date of this Agreement, the Board shall adopt a revised written Interest Rate Risk Program (“IRR Program”). Refer to the “Interest Rate Risk,” booklet of the Comptroller’s Handbook; OCC Bulletin 2010-1, “Interagency Advisory on Interest Rate Risk Management,” (Jan. 2010); OCC Bulletin 2012-5, “Interest Rate Risk Management: FAQs on 2010 Interagency Advisory on Interest Rate Risk Management,” (Jan. 2012); and the “Model Risk Management,” booklet of the Comptroller’s Handbook.

(2) The IRR Program shall include risk management systems to identify, measure, monitor, and control IRR, and shall, at a minimum:

(a)	provide specific assigned accountability for the development, execution, and oversight of interest rate management, including oversight by both the Board, or committee thereof, and management;

(b)	include appropriate policies and procedures for identifying, measuring, monitoring, and controlling IRR exposures, that include at a minimum:

(i)	Board-approved, reasonable limits on short-term and long-term IRR exposures;

(ii)	standards for measuring and monitoring the Bank’s short-term and long-term IRR exposures;

(iii)	the frequency of IRR measurement;

(iv)	procedures to monitor, escalate, and address any breaches of Board-approved IRR limits;

(v)	the responsibility and frequency for periodic evaluations of IRR model assumptions;

(vi)	sound change management practices that require model assumption changes to be approved by the Board, or committee thereof, prior to implementation; and

(vii)	standards and responsibility for the frequency of independent IRR model validation, backtesting, and IRR audit;

(c)	include accurate and timely risk identification and monitoring processes which quantify both an earnings-at-risk and economic value perspective with recognition of all IRRs (repricing, basis, yield-curve, and options), to include at a minimum:

(i)	IRR reporting procedures that specify the frequency and types of reports management and the Board will use to monitor the Bank’s IRR that address:

(1)	the level and trends of aggregate short-term and long-term IRR exposures;

(2)	whether management’s strategies are within the Board’s established risk appetite and Bank policy; and

(3)	as needed, actions management must take to bring interest rate exposures back within Board-approved tolerance limits;

(d)	include adequate and documented support for the reasonableness of assumptions used in the Bank’s IRR model; and

(e)	include requirements for retention of qualified personnel with sufficient knowledge and authority to monitor and manage IRR and understand the Bank’s key model assumptions, model backtesting, and model validation requirements, which may include additional training or the addition of qualified staff.

(3) The Board shall review the effectiveness of the IRR Program at least annually, no later than April 15th of each year, and more frequently if necessary or if required by the OCC in writing, and amend the IRR Program as needed or directed by the ADC in writing.

ARTICLE VII

GENERAL BOARD RESPONSIBILITIES

(1) The Board shall ensure that the Bank has timely adopted and implemented all corrective actions required by this Agreement, and shall verify that the Bank adheres to the corrective actions and they are effective in addressing the Bank’s deficiencies that resulted in this Agreement.

(2) In each instance in which this Agreement imposes responsibilities upon the Board, it is intended to mean that the Board shall:

(a)	authorize, direct, and adopt corrective actions on behalf of the Bank as may be necessary to perform the obligations and undertakings imposed on the Board by this Agreement;

(b)	ensure that the Bank has sufficient processes, management, personnel, control systems, and corporate and risk governance to implement and adhere to all provisions of this Agreement;

(c)	require that management and personnel have sufficient training and authority to execute their duties and responsibilities pertaining to or resulting from this Agreement;

(d)	hold management and personnel accountable for executing their duties and responsibilities pertaining to or resulting from this Agreement;

(e)	require appropriate, adequate, and timely reporting to the Board by management of corrective actions directed by the Board to be taken under the terms of this Agreement; and

(f)	address any noncompliance with corrective actions in a timely and appropriate manner.

ARTICLE VIII

OTHER PROVISIONS

(1) As a result of this Agreement, pursuant to 12 C.F.R. § 5.51(c)(7)(ii), the Bank is in “troubled condition,” and is not an “eligible savings association” for purposes of 12 C.F.R. § 5.3, unless otherwise informed in writing by the OCC.

(2) This Agreement supersedes all prior OCC communications issued pursuant to 12 C.F.R. §§ 5.3 and 5.51(c)(7)(ii).

ARTICLE IX

CLOSING

(1) This Agreement is intended to be, and shall be construed to be, a “written agreement” within the meaning of 12 U.S.C. § 1818, and expressly does not form, and may not be construed to form, a contract binding on the United States, the OCC, or any officer, employee, or agent of the OCC. Notwithstanding the absence of mutuality of obligation, or of consideration, or of a contract, the OCC may enforce any of the commitments or obligations herein undertaken by the Bank under its supervisory powers, including 12 U.S.C. § 1818(b)(1), and not as a matter of contract law. The Bank expressly acknowledges that neither the Bank nor the OCC has any intention to enter into a contract. The Bank also expressly acknowledges that no officer, employee, or agent of the OCC has statutory or other authority to bind the United States, the U.S. Treasury Department, the OCC, or any other federal bank regulatory agency or entity, or any officer, employee, or agent of any of those entities to a contract affecting the OCC’s exercise of its supervisory responsibilities.

(2) This Agreement is effective upon its issuance by the OCC, through the Comptroller’s duly authorized representative. Except as otherwise expressly provided herein, all references to “days” in this Agreement shall mean calendar days and the computation of any period of time imposed by this Agreement shall not include the date of the act or event that commences the period of time.

(3) The provisions of this Agreement shall remain effective and enforceable except to the extent that, and until such time as, such provisions are amended, suspended, waived, or terminated in writing by the OCC, through the Comptroller’s duly authorized representative. If the Bank seeks an extension, amendment, suspension, waiver, or termination of any provision of this Agreement, the Board or a Board-designee shall submit a written request to the ADC asking for the desired relief. Any request submitted pursuant to this paragraph shall include a statement setting forth in detail the special circumstances that warrant the desired relief or prevent the Bank from complying with the relevant provision(s) of the Agreement, and shall be accompanied by relevant supporting documentation. The OCC’s decision concerning a request submitted pursuant to this paragraph, which will be communicated to the Board in writing, is final and not subject to further review.

(4) The Bank will not be deemed to be in compliance with this Agreement until it has adopted, implemented, and adhered to all of the corrective actions set forth in each Article of this Agreement; the corrective actions are effective in addressing the Bank’s deficiencies; and the OCC has verified and validated the corrective actions. An assessment of the effectiveness of the corrective actions requires sufficient passage of time to demonstrate the sustained effectiveness of the corrective actions.

(5) Each citation, issuance, or guidance referenced in this Agreement includes any subsequent citation, issuance, or guidance that replaces, supersedes, amends, or revises the referenced cited citation, issuance, or guidance.

(6) No separate promise or inducement of any kind has been made by the OCC, or by its officers, employees, or agents, to cause or induce the Bank to enter into this Agreement.

(7) All reports, plans, or programs submitted to the OCC pursuant to this Agreement shall be forwarded via email to the ADC.

(8) The terms of this Agreement, including this paragraph, are not subject to amendment or modification by any extraneous expression, prior agreements, or prior arrangements between the parties, whether oral or written.

IN TESTIMONY WHEREOF, the undersigned, authorized by the Comptroller as his duly authorized representative, has hereunto set his signature on behalf of the Comptroller.

/s/ Victor A. Osorio
Victor A. Osorio
Assistant Deputy Comptroller
Louisville Office

IN TESTIMONY WHEREOF, the undersigned, as the duly elected and acting Board of Directors of First Federal Savings Bank of Kentucky, Frankfort, Kentucky have hereunto set their signatures on behalf of the Bank.

/s/ J. Mark Goggans	8/13/24
J. Mark Goggans	Date

/s/ David R. Harrod	8/13/24
David R. Harrod	Date

/s/ Clay Hulette	8/13/24
Clay Hulette	Date

/s/ Don D. Jennings	8/13/24
Don D. Jennings	Date

/s/ William H. Johnson	8/13/24
William H. Johnson	Date

/s/ Yvonne Y. Morley	8/13/24
Yvonne Y. Morley	Date

/s/ Jerry M. Purcell	8/13/24
Jerry M. Purcell	Date

/s/ Mark Stamper	8/13/24
Mark Stamper	Date

/s/ Virginia Stump	8/13/24
Virginia Stump	Date